Exhibit 3.13

CERTIFICATE OF FORMATION

OF

FULL CIRCLE, LLC

1.	The name of the limited liability company is FULL CIRCLE, LLC.

2.	The address of the company is 2101 Rexford Road, Suite 350 West, Charlotte, North Carolina 28211.

3.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington. County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

4.	FULL CIRCLE, LLC may carry on any lawful business, purpose or activity pursuant to Delaware Corporation Laws Chapter 18 Section 18-106.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of FULL CIRCLE, LLC this 4th day of April, 2003.

By:
Robert S. Zuckerman, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:50 AM 04/04/2003 030223971 – 3641248

State of Delaware Secretary of State Division of Corporations Delivered 04:34 PM 04/01/2004 FILED 03:52 PM 04/01/2004 SRV 040241734 – 3641248 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

Full Circle, LLC

1.	Name of Limited Liability Company: Full Circle, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: the name of the limited liability company has been changed to Horizon Lines Ventures, LLC

[set forth amendment(s)]

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of April, A.D. 2004.

By:
Authorized Person(s)

Name:	Robert S. Zuckerman
Print or Type